Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick McEnany, Catalyst Pharmaceutical	Melody Carey, Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

CATALYST PHARMACEUTICAL PARTNERS, INC. TO RAISE $3.97 MILLION

IN REGISTERED DIRECT OFFERING

CORAL GABLES, FL, October 1, 2009 — Catalyst Pharmaceutical Partners, Inc. (NasdaqCM: CPRX) today announced that it has entered into definitive agreements to sell 3.97 million shares of its common stock at a price per share of $1.00 pursuant to a registered direct offering to several select institutional investors, representing gross proceeds of $3.97 million.

The closing of the offering is expected to take place on or about October 6, 2009, subject to the satisfaction of customary closing conditions. Catalyst intends to use the proceeds from the offering to fund certain clinical studies of CPP-109 for the treatment of cocaine addiction, complete one or more non-clinical studies related to compounds recently licensed as part of the Company’s agreement with Northwestern University, and for general corporate purposes.

The shares are being offered by Catalyst Pharmaceutical Partners, Inc. pursuant to a shelf registration statement filed with the Securities and Exchange Commission that was declared effective by the Securities and Exchange Commission on June 26, 2008. Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NasdaqGM: RODM - News), acted as the exclusive placement agent for the transaction.

Among the investors in the transaction is Federated Kaufmann Funds.

Commenting on the offering, Patrick J. McEnany, Chairman and CEO of Catalyst Pharmaceutical Partners said, “We are pleased to further broaden our institutional investor base, increase market float and potential trading volume and shareholder liquidity, and develop important new relationships with additional high quality institutional investors. The offering will allow us to continue the development of CPP-109 for the treatment of cocaine addiction and to start our development program as it relates to our license agreement with Northwestern University.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus can be obtained from the SEC’s website at www.sec.gov.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a biopharmaceutical company focused on the development and commercialization of prescription drugs targeting diseases of the central nervous system with a focus on the treatment of addiction and obsessive-compulsive disorders. The Company has obtained from Brookhaven National Laboratory an exclusive worldwide license for nine patents in the United States relating to the right to use vigabatrin to treat a wide variety of substance addictions and obsessive-compulsive disorders. Catalyst has also been granted rights to Brookhaven’s vigabatrin-related foreign patents or patents pending in more than 30 countries. The Company’s initial product candidate based on vigabatrin is CPP-109. CPP-109 has been granted “Fast Track” status by the U.S. Food & Drug Administration (FDA) for the treatment of cocaine addiction. This indicates that the FDA has recognized that CPP-109 is intended for the treatment of a serious or life-threatening condition for which there is no effective treatment and which demonstrates the potential to address unmet medical needs. Catalyst has also recently been granted worldwide rights to another patented drug by Northwestern University. The Company intends to pursue development of this drug for several indications, including stimulant addiction and epilepsy. For more information about the Company, go to www.catalystpharma.com.

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those described in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.